EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

THE UNDERSIGNED, being a duly appointed officer of Soligenix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”), hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST: The name of the Corporation is Soligenix, Inc.

SECOND: The amendment to the Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.

THIRD: The Certificate of Incorporation, as amended, of the Corporation is hereby amended by striking out the first introductory paragraphs of Article IV thereof, and by substituting in lieu thereof, the following new introductory paragraphs:

“The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is seventy five million three hundred fifty thousand (75,350,000) shares, of which (a) seventy five million (75,000,000) shares, of par value of $.001 per share, shall be of a class designated “Common Stock,” (b) one hundred eighty thousand (180,000) shares, of a par value of $.001 per share, shall be of a class designated “Preferred Stock,” (c) ten thousand (10,000) shares, of a par value of $.05 per share, shall be of a class designated “Series B Convertible Preferred Stock,” (d) ten thousand (10,000) shares, of a par value of $.05 per share, shall be of a class designated “Series C Convertible Preferred Stock,” (e) fifty thousand (50,000) shares, of a par value of $.001 per share, shall be of a class designated “Series D Convertible Preferred Stock,” and (f) one hundred thousand (100,000) shares, of a par value of $.001 per share, shall be designated “Series A Junior Participating Preferred Stock.  The total number of shares of capital stock of all classes which the Corporation shall have authority to issue will not change as a result of the Reverse Stock Split (as defined below).

Upon this Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every fifteen (15) shares of the Corporation’s Common Stock, par value $.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, $.001 per share (the “New Common Stock”), of the Corporation (the “Reverse Stock Split”).

No fractional shares of New Common Stock of the Corporation shall be issued. The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole

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number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.

Upon the Effective Time, the terms of outstanding equity awards granted under the Corporation’s 2005 Equity Incentive Plan (the “2005 Plan”) and the Corporation’s 2015 Equity Incentive Plan (the “2015 Plan”), including (i) the number of shares and type of common stock subject to outstanding awards; and (ii) the per share exercise price of each outstanding award, shall be proportionally adjusted to the end that the same proportion of issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate exercise price; subject to adjustments for any fractional shares as described herein and provided, however, that the number of shares of Common Stock (or other securities or property) subject to any award shall always be a whole number.

Immediately prior to the Effective Time, under the 2015 Plan (a) the maximum number of shares of Common Stock available for issuance is 6,000,000 shares; and (b) (i) the maximum number of shares of Common Stock for which stock options may be granted to any person in any calendar year, (ii) the maximum benefit that will be paid to any person under performance awards in any calendar year, and (iii) the aggregate number of shares of unrestricted stock that may be granted or sold for a purchase price that is less than their fair market value (unless granted in lieu of cash compensation equal to such fair market value), in each case is 200,000 (collectively, the “Plan Limitations”).  None of the Plan Limitations will change as a result of the Reverse Stock Split. Thus, the Reverse Stock Split will effectively increase the Plan Limitations.

The designations, powers, preferences, privileges, and relative, participating, option, or other special rights and qualifications, limitations or restrictions of the above classes of capital stock shall be as follows:”

FOURTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective at 4:00 p.m. Eastern Standard Time on February 9, 2023.

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IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 8th day of February, 2023 and affirms the statements contained herein as true under penalty of perjury.

Soligenix, Inc.

By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D.
President and Chief Executive Officer

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